Exhibit (d)(27)(ii)

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2, dated as of June 16, 2005 (“Amendment No. 2”), to the Investment Advisory Agreement dated as of July 9, 2004, between AXA Equitable Life Insurance Company (formerly, The Equitable Life Assurance Society of the United States (“AXA Equitable” or the “Manager”) and Boston Advisors, Inc., a Massachusetts corporation (the “Adviser”).

AXA Equitable and the Adviser agree to modify the Investment Advisory Agreement, dated as of July 9, 2004, as amended by Amendment No. 1, dated as of December 1, 2004 (“Agreement”) as follows:

1. AXA Equitable hereby terminates its appointment of the Adviser as the investment adviser to the EQ/MONY Money Market Portfolio.

2. Portfolios. AXA Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Enterprise Equity Income Portfolio, the EQ/MONY Equity Income Portfolio, the EQ/MONY Equity Growth Portfolio, the EQ/MONY Diversified Portfolio, the EQ/Enterprise Short Duration Bond Portfolio, the EQ/MONY Government Securities Portfolio, the EQ/MONY Intermediate Term Bond Portfolio and the EQ/MONY Long Term Bond Portfolio on the terms and conditions set forth in the Agreement.

3. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		BOSTON ADVISORS, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Michael J. Vogelzang
Name:	Steven M. Joenk	Name:	Michael J. Vogelzang
Title:	Senior Vice President	Title:	President

AMENDMENT NO. 2

APPENDIX A TO THE INVESTMENT ADVISORY AGREEMENT

Portfolios	Annual Advisory Fee
EQ/Boston Advisors Equity Income Portfolio	0.30% of the Portfolio’s average daily net assets up to and including $100 million; 0.25% of the Portfolio’s average daily net assets over $100 million and up to and including $200 million; and 0.20% of the Portfolio’s average daily net assets in excess of $200 million.

EQ/MONY Equity Income Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/MONY Equity Growth Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/MONY Diversified Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/Short Duration Bond Portfolio	0.10% of the Portfolio’s average daily net assets.

EQ/Intermediate Term Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/Government Securities Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/Long Term Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

2